Exhibit 99.1

For Immediate Release

Allergan Announces Agreement to Acquire Oculex Pharmaceuticals, Inc.
Entering Into Phase 3 Clinical Trials For Back of the Eye Diseases

(IRVINE, California, October 14, 2003) — Allergan, Inc. (NYSE: AGN) announced today that it has entered into a definitive merger agreement to acquire Oculex Pharmaceuticals, Inc., subject to certain conditions, including Federal Trade Commission and Oculex shareholder approval. Officers, directors, affiliated investment funds and certain other significant shareholders of Oculex have executed shareholder support agreements, agreeing to vote in favor of the acquisition approved by the Boards of Directors of both Allergan and Oculex. Allergan will pay approximately $230 million for the Oculex business in an all cash transaction. It is estimated that as much as 75 percent to 90 percent of the purchase price will be expensed by Allergan as in-process research and development in the fourth quarter of 2003, with the balance being allocated to other tangible net assets, core technology and goodwill. An independent valuation is being performed by a major accounting firm to determine the final allocation of the purchase price. Allergan expects the acquisition to be completed by the end of November 2003.

Oculex is a privately held company developing innovative, therapeutic products for the treatment of major, sight-threatening diseases of the eye. Allergan and Oculex entered into a license and research collaboration in May 2001 to discover, develop and commercialize compounds for ophthalmic use, based on Oculex’s proprietary, biodegradable drug delivery technology. In January 2002, Allergan and EntreMed, Inc. entered into a strategic alliance that included the assessment of the Oculex drug delivery technology. Allergan believes that biodegradable drug delivery technology offers a superior method to target drugs to the back of the eye for disorders such as age-related macular degeneration, diabetic retinopathy and macular edema. Allergan currently believes that the annual market for back of the eye pharmaceuticals could eventually exceed one billion dollars.

-more-

2-2-2

Oculex’s lead investigational product, Posurdex®, is a proprietary, biodegradable, sustained release implant that delivers dexamethasone to the targeted disease site at the back of the eye. Phase 2 clinical trials for Posurdex® presented earlier this year showed promising results. Allergan intends to initiate Phase 3 clinical trials for Posurdex®, for the treatment of macular edema, in early 2004. The Phase 3 clinical trials will focus on macular edema associated with diabetes and other conditions. If these Phase 3 clinical trials are successful, Allergan anticipates a possible FDA approval for Posurdex® in the late 2006 or 2007 timeframe.

Macular edema is a sight-threatening condition that results from the swelling of the central retina, or macula, and is associated with diseases such as diabetic retinopathy, retinal vein occlusion and uveitis. Affecting more than 750,000 people in the United States alone, and over 2.5 million worldwide, macular edema is the leading cause of visual disabilities and blindness among individuals with diabetes. A significant share of these patients have persistent macular edema that has failed to respond to the current standard of care. Allergan currently believes the annual market potential for this indication could be over $500 million.

“This is a very exciting opportunity for Allergan,” said Dr. Lester J. Kaplan, Allergan’s Corporate Vice President and President, Research and Development and Global BOTOX®. “This acquisition is consistent with Allergan’s goal to find innovative treatments for the currently unmet medical needs in the posterior segment of the eye. This transaction provides us with access to a late stage retinal disease development program with strong Phase 2 data. Additionally, Oculex’s biodegradable drug delivery technology will provide Allergan with a versatile platform for sustained local delivery of compounds to the eye, whether on our own or in collaboration with others.”

Other than the write-off of in-process research and development costs discussed above, Allergan does not anticipate that the Oculex acquisition will have an impact on its previously stated 2003 adjusted earnings per share guidance of $2.31. In 2004, Allergan expects to invest between $25 million and $30 million in research and development associated with the Oculex technology. Allergan believes that it will be in a position to absorb a significant portion of the ongoing research and development costs related to this strategically important transaction. However, as a consequence of the depth and breadth of Allergan’s existing technology portfolio, and the importance of allocating appropriate resources to the newly acquired Oculex technology, Allergan does not believe it to be prudent to fully absorb the incremental research and

-more-

3-3-3

development costs associated with the Oculex technology and sacrifice other highly viable technology programs. Although Allergan has not yet completed its 2004 budget process, the Company believes that the range of dilution associated with these additional research and development costs will be between 3 percent and 4 percent on the current 2004 First Call earnings per share consensus of $2.83. During Allergan’s 2004 budget process, which is not yet complete, prioritization decisions will be made regarding research and development projects. 2004 earnings per share guidance will be provided in connection with Allergan’s January 2004 earnings release and conference call.

Allergan invites you to listen to David Pyott, Chairman of the Board, President and Chief Executive Officer, Dr. Les Kaplan, Corporate Vice President and President, Research and Development, and Eric Brandt, Corporate Vice President and Chief Financial Officer, discuss the Oculex acquisition on Tuesday, October 14, 2003. The live Webcast can be accessed through the Allergan Website, www.allergan.com, beginning at 3:00 p.m. Pacific Time. A replay of the discussion will also be available from Tuesday, October 14 at 5:00 p.m. Pacific Time until Thursday, October 16 at 5:00 p.m. Pacific Time and can be accessed through www.allergan.com, 1-888-568-0434 for domestic locations, or 1-402-530-7967 for international locations. A passcode will not be required.

Forward-Looking Statements
In this press release, any of the above statements that refer to Allergan’s expected, estimated or anticipated results are forward looking statements, including for instance the statements regarding outcomes of research and development, market and product potential, FDA approval timelines, the outlook for Allergan’s earnings per share and revenue forecasts and statements from Dr. Kaplan, among other statements above. Because forecasts are inherently estimates that cannot be made with precision, Allergan’s performance at times differs materially from its estimates and targets, and Allergan often does not know what the actual results will be until after a quarter’s end and year’s end. Therefore, Allergan will not report or comment on its progress during a current quarter. Any statement made by others with respect to progress during a current quarter cannot be attributed to Allergan.

All forward-looking statements in this press release reflect Allergan’s current analysis of existing trends and information and represent Allergan’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Allergan’s businesses, including, among other things, changing competitive market and regulatory conditions; the timing and uncertainty of the results of both the research and development and regulatory processes; the fact that Allergan’s 2004 budget process is not complete and the final 2004 corporate budget and earnings per share estimates could significantly differ from preliminary estimates; domestic and foreign health care and cost containment

-more-

4-4-4

reforms; technological advances and patents obtained by competitors; the performance, including the approval, introduction and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending litigations, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Allergan’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, matters generally affecting the economy, such as changes in interest and currency exchange rates; international relations; and the state of the economy worldwide, can affect Allergan’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan expressly disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors can be found in press releases issued by Allergan as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2002 Form 10-K and Allergan’s Form 10-Q for the quarter ended June 27, 2003. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

About Allergan, Inc.
 Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator and skin care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

About Oculex Pharmaceuticals, Inc.
 Oculex Pharmaceuticals, Inc. has developed a novel and proprietary implantable platform technology which allows for the broad application of pharmaceuticals for the treatment of serious diseases of the eye. Oculex is a private company with major investors Perseus-Soros BioPharmaceutical Fund and Bay City Capital. Other investors include Granite Global Ventures, Venture TDF, and BioAsia Investments.

###

Allergan Contacts:
 Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Patrick O’Brien (714) 246-4514 (investors)
Jeff Richardson (714) 246-5324 (media)
Christine Cassiano (714) 246-5134 (media)